Exhibit 99.2

Hexcel Corporation and Subsidiaries
Net Sales by Segment and Market
For the Quarters Ended March 31, 2016 and 2015
and the Quarter and Year Ended December 31, 2015

	Unaudited
	Commercial	Space &
(In millions)	Aerospace	Defense	Industrial	Total

First Quarter 2016
Composite Materials	$264.3	$63.4	$68.1	$395.8
Engineered Products	86.0	15.9	-	101.9
Total	$350.3	$79.3	$68.1	$497.7
	70%	16%	14%	100%

Fourth Quarter 2015
Composite Materials	$247.2	$67.8	$55.4	$370.4
Engineered Products	79.2	15.3	-	94.5
Total	$326.4	$83.1	$55.4	$464.9
	70%	18%	12%	100%

First Quarter 2015
Composite Materials	$237.8	$69.7	$59.9	$367.4
Engineered Products	82.5	19.2	2.7	104.4
Total	$320.3	$88.9	$62.6	$471.8
	68%	19%	13%	100%

Year Ended December 31, 2015
Composite Materials	$959.7	$264.6	$234.4	$1,458.7
Engineered Products	326.2	72.7	3.6	402.5
Total	$1,285.9	$337.3	$238.0	$1,861.2
	70%	18%	12%	100%